Exhibit 5

[Luse Gorman Pomerenk & Schick, P.C. Letterhead]

(202) 274-2000

March 27, 2006

The Board of Directors

Seneca-Cayuga Bancorp, Inc.

19 Cayuga Street

Seneca Falls, New York 13148

Re:	Seneca-Cayuga Bancorp, Inc. Form MHC-2
Application for Approval of a Minority Stock Issuance
By a Subsidiary of a Mutual Stock Holding Company

Gentlemen:

You have requested the opinion of this firm as to certain matters in connection with the Application for Approval of a Minority Stock Issuance By a Subsidiary of a Mutual Holding Company (“Application”) filed on Form MHC-2 by Seneca-Cayuga Bancorp, Inc. (the “Stock Holding Company”) with the Office of Thrift Supervision (“OTS”).

In giving our opinion, we have examined the Application and all exhibits thereto, the form of Common Stock Certificate of the Stock Holding Company, the Common Stock Certificate of Seneca Falls Savings Bank (the “Bank”), the form of Stock Order Form to be used to purchase common stock, the Charter and Bylaws of the Stock Holding Company, the applicable statutes and regulations, and certified resolutions of the Board of Directors of the Stock Holding Company, and we have made examinations or investigations of such other documents, information, statutes, regulations and legal and factual matters that we have deemed advisable. In addition, with respect to all matters of fact, we may rely upon certificates of officers of the Stock Holding Company.

Subject to the foregoing, we are of the opinion that:

1. The proposed stock certificate and the stock order form used to purchase common stock of the Stock Holding Company are legally sufficient and in compliance with all applicable laws and regulations.

2. The Stock Issuance Plan (the “Plan”), as filed with the Application, is not subject to state law.

The Board of Directors

Seneca-Cayuga Bancorp, Inc.

March 27, 2006

3. The Plan is consistent with the terms of the Stock Holding Company’s Charter.

4. The proposed marketing materials filed as Exhibit 6 to the Application are permissible for use under 12 C.F.R. Section 563g.2 and applicable securities laws because, by their express terms, they do not involve an offer to sell or they will be accompanied or preceded by an offering prospectus that includes the information required by Part 563g of the OTS regulations and Section 10 of the Securities Act of 1933, as amended.

This opinion is solely for the Board of Directors of the Stock Holding Company and may not be used in part or in whole, nor is it to be filed with any governmental agency or person without our prior written consent, which consent is given in connection with the filing of the Application with the Office of Thrift Supervision, the Stock Holding Company and the Bank. This opinion may not be relied on by any person or entity other than the Bank without our written consent.

Very truly yours,

/s/ Luse Gorman Pomerenk & Schick, P.C.
Luse Gorman Pomerenk & Schick, A Professional Corporation